Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lumos Pharma, Inc.:

We consent to the use of our report dated April 10, 2020, with respect to the balance sheets of Lumos Pharma, Inc. as of December 31, 2019 and 2018, the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Austin, Texas
July 28, 2020